                                                                       EXHIBIT J

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES A PREFERRED STOCK

                        LUND INTERNATIONAL HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         The undersigned, William J. McMahon, hereby certifies that:

         A. He is the duly elected and acting Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., Inc., a Delaware corporation (the "Corporation").

         B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted the following resolutions on November 25, 1997, creating a new series of 1,493,398 shares of Preferred Stock designated as "Series A Preferred Stock".

         C. The resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

         RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby fixes and determines the powers, preferences, rights and limitations of a series of Preferred Stock, which shall consist of 1,493,398 shares and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), as follows:

4B. Series A Preferred Stock.

         (i) Designation: Stated Value. There shall be a series of Preferred Stock designated as "Series A Preferred Stock." The number of shares initially constituting such series shall be 1,493,398. The Series A Preferred Stock shall have a stated value of $12.67 per share (the "Series A Stated Value").

         (ii) Rank. The Series A Preferred Stock shall, with respect to dividend and other distribution rights, and rights on liquidation, dissolution and winding up, rank (i) pari passu with any class of capital stock or series of Preferred Stock hereafter created which expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Parity Securities"), and (ii) senior to (x) the Common Stock, the Class B Common Stock and all other securities of any class or classes (however designated) of the Corporation (other than the Series A Preferred Stock) the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up (collectively, the "Common Stock Instruments") and (y) any other class of capital stock or series of Preferred Stock hereafter created which does not expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Junior Securities"). The terms "Parity Securities" and "Junior Securities" as used herein with respect to any class or series of capital stock shall only be deemed to refer to such class or series to the extent it ranks (i) pari passu with or (ii) not pari passu with, as applicable, the Series A Preferred Stock with respect to dividends, other distributions, liquidation preference or otherwise. The Corporation shall not issue any securities ranking senior to the Parity Securities with respect to dividends, distributions, liquidation preference or otherwise.

         (iii)    Dividends.

                  (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent funds are legally available therefor in accordance with the Delaware General Corporation Law, a dividend for each such share, payable quarterly, as provided below, on the last day of each January, April, July and October, commencing on July 31, 1998 (each such date hereinafter referred to as a "Series A Dividend Payment Date"), except that if such date is not a Business Day, then such dividend shall be payable on the next succeeding Business Day, to the holders of record as they appear on the register of the Corporation for the Series A Preferred Stock of the Corporation five Business Days prior to such Dividend Payment Date (the "Series A Dividend Record Date").

                  Dividends on the Series A Preferred Stock shall accrue and be paid at a rate per annum equal to 15.0 percent of the Stated Value of each share of Series A Preferred Stock outstanding on the Series A Dividend Record Date with respect to a Series A Dividend Payment Date.

                  (b) Dividends on the Series A Preferred Stock shall be cumulative and shall accrue from April 30, 1998 whether or not such dividends have been declared. Unpaid dividends, whether or not declared shall compound quarterly at a rate per annum equal to 15.0% of the aggregate amount thereof' from the Series A Dividend Payment Date on which such dividend was payable as herein provided until payment of such dividend.

                  (c) For so long as any shares of Series A Preferred Stock shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect to any Junior Securities and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation shall be made on any date of shares of Junior Securities unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid; provided, however, that the foregoing provisions of this sentence shall not prohibit (i) a dividend payable solely in shares of Common Stock Instruments or any other Junior Securities, or (ii) the acquisition of any shares of any Common Stock Instruments or any other Junior Securities upon conversion or exchange thereof into or for any shares of any other class of Common Stock Instruments or other Junior Securities.

         In the event that the dividend to be paid to any holder of shares of Series A Preferred Stock shall be a fractional interest in a share of Series A Preferred Stock then a fractional share of Series A Preferred Stock shall be issued to such holder of shares of Series A Preferred Stock.

         (iv)     Redemption.

                  (a) Redemption by Corporation. To the extent funds are legally available therefor, the Company may, at any time on or after December 29, 2004 redeem for the Series A Redemption Price each share of Series A Preferred Stock then outstanding. To the extent funds are legally available therefor, the Company shall, at the request of a majority of the holders of shares of Series A Preferred Stock then outstanding given at any time on and after the Put Date, redeem for the Series A Redemption Price each share of Series A Preferred Stock then outstanding. The date on which shares are redeemed pursuant to this
         Part iv(a) of Section 4B is referred to herein as the "Series A Redemption Date." If on the Series A Redemption Date there shall be insufficient funds of the Corporation legally available for such redemption, such amount of the funds as is legally available shall be used for the redemption requirement. Such redemption requirement shall be cumulative so that if such requirement shall not be fully discharged for any reason, funds legally available therefor shall immediately be applied thereto upon receipt by the Corporation until such requirement is discharged. The redemption price (the "Series A Redemption Price") for each outstanding share of Series A Preferred Stock to be redeemed pursuant to this Part (iv)(a) of Section 4B shall be the sum (payable in cash) of (x) the Series A Stated Value plus (y) an amount equal to all accrued and unpaid dividends thereon to the Series A Redemption Date.

                  (b) Payment of Series A Redemption Price. On the Series A Redemption Date, the Corporation shall pay to the holder of each share of Series A Preferred Stock being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, the Series A Redemption Price.

                  (c) Redeemed or Otherwise Acquired Shares Not to be Reissued. All shares of Series A Preferred Stock redeemed pursuant to this Part
         (iv) of Section 4B or otherwise acquired by the Corporation shall be retired and shall not thereafter be reissued.

                  (d) Determination of Number of Each Holder's Shares to be Redeemed. If, for any reason, less than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Part (iv)(a) of this Section 4B, the Corporation shall determine the shares held by each holder of Series A Preferred Stock to be redeemed as hereinafter provided. The number of shares to be redeemed from each holder thereof shall be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding.

                  (e) Notice of Redemption. Notice of any redemption of Series A Preferred Stock pursuant to Part (iv)(a) of this Section 4B, specifying the time and place of redemption and the Series A Redemption Price, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the Corporation's records, not less than 15 days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed. Such notice shall also specify the number of shares of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof without cost to such holder.

                  (f) Dividends After Redemption Date. Unless the Series A Redemption Price in respect of a share of Series A Preferred Stock is not made available in full to the holder thereof, from and after the Series A Redemption Date, such share of Series A Preferred Stock shall not be entitled to any dividends accruing after such date, all rights of the holder of such share, as a stockholder of the Corporation by reason of the ownership of such share, shall cease, except the right to receive the Series A Redemption Price of such share upon the presentation and surrender of the certificate representing such share, and such share shall not after such date be deemed to be outstanding for any purpose.

         (v)      Liquidation Rights.

                  (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution to stockholders and before any payment or distribution shall be made to the holders of Common Stock or any other Junior Securities upon liquidation, an amount in cash equal to the sum of (x) the Series A Stated Value, plus (y) all accrued and unpaid dividends in respect of such share to the date of final distribution (the "Series A Liquidation Value").

                  (b) After the payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for in this Part (v) of
         Section 4B, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                  (c) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to permit the payment in full of the Series A Liquidation Preference for each share of Series A Preferred Stock then outstanding and the full liquidating payment on all Parity Securities, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                  (d) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up voluntary or involuntary, of the Corporation.

         (vi)     Conversion.

                  (a) Immediately upon Stockholder Approval, each share of Series A Preferred Stock shall automatically convert into one share of Class B-1 Common Stock (the "Series A Conversion Ratio") and such conversion shall be effective without any further action on the part of the Corporation, such holder of Series A Preferred Stock or any other person or entity; provided, however, that in the event that Stockholder Approval occurs after April 30, 1998, in addition to the shares of Class B-1 Common Stock to be received by the holders of the Series A Preferred Stock, each holder of Series A Preferred Stock shall receive a cash payment of all accrued and unpaid dividends on the shares of Series A Preferred Stock then held by it.

                  (b) Each conversion of shares of Series A Preferred Stock into shares of Class B-1 Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of the Series A Preferred Stock) at any time during normal business hours. Each conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered. At such time, the rights of the holder of the converted Series A Preferred Stock (in its capacity as such) will cease and the person or persons or entity or entities in whose name or names the certificate or certificates for shares of Class B-1 Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class B-1 Common Stock represented thereby.

                  (c) Following each surrender of certificates pursuant to paragraph (b) above, the Corporation will issue and deliver, in accordance with the surrendering holder's instructions, (x) the certificate or certificates for the Class B-1 Common Stock issuable upon such conversion, and (y) any cash payment required to be made pursuant to Part (vi)(a) of Section 4B.

                  (d) The issuance of certificates representing shares of Class B-1 Common Stock upon conversion of any shares of Series A Preferred Stock will be made without charge to the holders of such converted or newly issued shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class B-l Common Stock.

                  (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class B-1 Common Stock the number of such shares sufficient for issuance upon conversions of the Series A Preferred Stock hereunder.

                  (f) The Corporation will not close its books against the transfer of Class B-1 Common Stock in any manner which would interfere with the timely conversion of Series A Preferred Stock.

                  (g) If the Corporation at any time or from time to time after the Issue Date effects a subdivision of the outstanding Class B-1 Common Stock or combines the outstanding shares of the Class B-1 Common Stock, then, in each such case, the Series A Conversion Ratio in effect immediately prior to such event shall be adjusted so that each holder of shares of Series A Preferred Stock shall have the right to convert its shares of Series A Preferred Stock into the number of shares of the Class B- I Common Stock which it would have owned after the event had such shares of Series A Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Part
         (vi)(g) of Section 4B shall become effective as of the date and time the subdivision or combination becomes effective.

                  (h) In connection with any merger, consolidation, recapitalization, reorganization or similar transactions in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, then, in all such circumstances, unless otherwise approved by a majority of the holders of the then outstanding shares of Series A Preferred Stock voting as a separate class, all holders of Series A Preferred Stock shall be given the opportunity to receive (x) the same consideration per share for their shares (calculated as if such shares of Series A Preferred Stock had been converted into shares of Class B-l Common Stock at the Series A Conversion Rate then in effect and as if such shares of Class B-1 Common Stock had been converted on a one-for-one basis into shares of Common Stock) as is received by the holders of Common Stock, including, but not limited to, form, amount and timing of payment, plus (y) if such event occurs after April 30, 1998, all accrued and unpaid dividends with respect to such shares of Series A Preferred Stock.

         (vii) Voting Rights. Except as expressly provided herein or as required under the Delaware General Corporation Law, on all matters to be voted on by the Corporation's stockholders, holders of shares of Series A Preferred Stock will be entitled to no voting rights.

         As used in Part 4B, the following capitalized terms shall have the following meanings:

                  "Affiliate" or "Associate" means an affiliate or associate of a person or entity, as such terms are defined in Section 203 of the Delaware General Corporation Law.

                   "Equity Equivalents" means (a) the Class B-l Common Stock and
                  (b) any other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into Common Stock at the election of the holder thereof.

                  "Fully-Diluted Basis" means, with respect to the calculation of the number of shares of Common Stock, (i) all shares of Common Stock outstanding at the time of determination and (ii) all shares of Common Stock issuable upon the exercise, conversion or exchange of any Equity Equivalents outstanding at the time of determination.

                  "Issue Date" means, as to any share of Series A Preferred Stock, the date of original issuance thereof by the Corporation.

                  "Put Date" means the earlier of (a) December 29, 2004, (b) the first date as of which any person or entity or group (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) other than LIH Holdings, LLC, LIH Holdings II, LLC, or any of their respective Affiliates or Associates owns, beneficially and of record, securities representing at least 50% of the Common Stock, excluding any securities acquired by such person, entity, or group from LIH Holdings, LLC, LIH Holdings II, LLC, or any of their respective Affiliates or Associates, and (c) the first date as of which (and immediately prior to) the occurrence of any of the events described in Part (vi)(h) of Section 4B.

                  "Stockholder Approval" means the approval of at least a majority of the holders of the then outstanding shares of Common Stock present at a meeting called to approve the terms of the Class B-1 Common Stock and the conversion of the Series A Preferred Stock into shares of Class B-1 Common Stock as provided herein.

         RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name of and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by William J. McMahon, its Chief Executive Officer, and attested by Kathy R. Smith, its Secretary, this 22nd day of December, 1997.


                                      LUND INTERNATIONAL HOLDINGS, INC.



                                      By: /s/ William J. McMahon
                                          --------------------------------------
                                          Name:  William J. McMahon
                                          Title: Chief Executive Officer


Attest:


/s/ Kathy R. Smith
-------------------------------
Name:  Kathy R. Smith
Title: Secretary